Exhibit 99.1

Uber Announces Proposed $1.5 Billion Senior Notes Offering

SAN FRANCISCO – August 9, 2021 – Uber Technologies, Inc. (NYSE: UBER) today announced that it proposes to offer $1.5 billion principal amount of Senior Notes due 2029 (the “notes”), subject to market conditions and other factors. The notes are being offered only to persons reasonably believed to be qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in accordance with Regulation S under the Securities Act.

Uber intends to use the net proceeds from this offering to finance a portion of the consideration payable in cash, and certain related fees and expenses incurred, in connection with the acquisition of Transplace by Uber Freight, a subsidiary of Uber.

The notes have not been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of any securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction. Any offers of the notes will be made only by means of a private offering memorandum.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements concerning the terms, timing and completion of the offering of the notes and the anticipated use of the net proceeds from the offering. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “will,” or similar expressions and the negatives of those words. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that Uber expects. These risks and uncertainties include, among others, uncertainties and other factors related to the intended use of proceeds from the offering and sale of the notes, risks and uncertainties related to the pending acquisition of Transplace and market risks, trends and conditions. These and other risks are more fully described in Uber’s filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in its Quarterly Report on Form 10-Q for the quarter ended June 30, 2021. In light of these risks, you should not place undue reliance on such forward-looking statements. Forward-looking statements represent Uber’s beliefs and assumptions only as of the date of this press release. Except as required by law, Uber disclaims any obligation to update these forward-looking statements as a result of new information, future events, changes in expectations or otherwise.

About Uber

Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 25 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.

Investor Contact:

investor@uber.com

Media Contact:

press@uber.com